Exhibit 4.6

AMENDMENT TO THE

SeaSpine Holdings Corporation

Amended and Restated 2015 Incentive Award Plan

This Amendment (this “Amendment”) to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan (as amended and restated as of March 22, 2018, the “Plan”) is dated as of April 13, 2020 and made and adopted by SeaSpine Holdings Corporation (the “Company”), a corporation organized under the laws of State of Delaware, and effective as of the date of the Annual Meeting that occurs in 2020, provided that it is approved by the Company’s stockholders on such date (the “Amendment Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1. Section 3.1 of the Plan is hereby amended and restated to read in full as follows:

3.1 Number of Shares.

(a) Subject to Sections 3.1(b), 12.1 and 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) the number of Shares subject to all Adjusted Awards granted at the time of the Distribution, and (ii) 9,735,500 Shares (the “Share Limit”); provided, however, that any Shares subject to Full Value Awards granted on or after the Effective Date, shall be counted against the Share Limit as 1.82 Shares for every one Share subject thereto. In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 7,000,000 Shares. Notwithstanding the foregoing, to the extent permitted under Applicable Law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 12.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or Stock Appreciation Right; (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or otherwise. Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a Full Value Award shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 12.2 hereof). Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.”

2. Section 6.4 of the Plan is hereby amended to read as follows:

6.4 Option and Stock Appreciation Right Term. The term of each Option and of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that, with respect to any Option or Stock Appreciation Right, the term shall not be more than ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options or Stock Appreciation Rights, which time period may not extend beyond the stated term of the Option or Stock Appreciation Right. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option or Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option or Stock Appreciation Right relating to such a Termination of Service.

3. Section 12.16 of the Plan is hereby amended to read as follows:

12.16 Award Vesting Limitations. Subject to Section 12.2(d), Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, and no Award Agreement shall reduce or eliminate the foregoing minimum vesting requirement; provided, however, that, notwithstanding the foregoing, (i) an Award may provide that such minimum vesting restrictions may lapse or be waived upon the Participant’s Termination of Service; (ii) Awards that result in the issuance of an aggregate of up to 5% of the Share Limit available for issuance under Section 3.1(a) (immediately after the amendment and restatement implemented on the Effective Date plus the Shares added to the Share Limit pursuant to the amendment to the Plan effective April 13, 2020) may be granted to any one or more Participants without respect to such minimum vesting requirement; (iii) the minimum vesting restrictions shall not apply to a Substitute Award that does not reduce the vesting period of the award being replaced; (iv) Awards made to Non-Employee Directors in payment of or exchange for other compensation already earned and payable shall not be subject to the minimum vesting restrictions; and (v) for purposes of other Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

4.This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

* * * * * * * *